Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
1330 Avenue of the Americas, 20th Floor
New York, NY 10019

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	July 25, 2024

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (“York Credit Opportunities Master”); Dinan Management, LLC (“Dinan Management”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); and William Vrattos.

(2) YGA, the sole managing member of Dinan Management, which is the general partner of each of York Capital, York Credit Opportunities, York Credit Opportunities Master, York Multi-Strategy, York Tactical Energy Fund, L.P. (“York Tactical”), and York Tactical Energy Fund PIV-AN, L.P. (“York Tactical PIV-AN”) (collectively with FDAF Dislocated Asset Fund (“FDAF”), the “York Funds”), exercises investment discretion over such investment funds and accordingly may be deemed to have beneficial ownership over the shares beneficially owned directly by the York Funds. Mr. Vrattos is Managing Partner and Chief Investment Officer at YGA, and a director of the Issuer.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.

(4) Certain of the York Funds sold shares to Hanwha Aerospace Co., Ltd. (“Hanwha Aerospace”) and Hanwha Ocean USA International LLC ( “Hanwha Ocean”) upon the satisfaction of the material conditions precedent under the Secondary Block Trade Agreements between the York Funds and each of Hanwha Aerospace and Hanwha Ocean (the “Hanwha Agreements”) on July 25, 2024, as follows: 2,364,877 by York Capital; 7,654,268 by York Credit Opportunities; 6,720,031 by York Credit Opportunities Master; 11,033,030 by York Multi-Strategy; 3,867,880 by FDAF; 311,906 by York Tactical; and 3,120,745 by York Tactical PIV-AN. The consummation of the transactions under the Hanwha Agreements (the “Hanwha Transactions”) occurred on July 29. 2024.

(5) Represents shares directly held by the York Funds following the Hanwha Transactions as follows: 0 by York Capital; 0 by York Credit Opportunities; 0 by York Credit Opportunities Master; 0 by FDAF; 3,016,677 by York Multi-Strategy; 1,247,621 by York Tactical; and 0 by York Tactical PIV-AN.